Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2014 (except for the last paragraph of Note 2, as to which the date is April 15, 2014), in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Ariosa Diagnostics, Inc. dated April 29, 2014.

/s/ Ernst & Young LLP

Redwood City, California

April 28, 2014